Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

NAME OF SUBSIDIARY	COUNTRY OF ORGANIZATION

Lazard Group LLC	U.S.
Lazard International Holdings, Inc.	U.S.
Lazard Holdings LLC	U.S.
Lazard Frères & Co. LLC	U.S.
Lazard Asset Management LLC	U.S.
LLtd Corp I	U.S.
LLtd Corp II	U.S.
Lazard & Co., Holdings Limited	United Kingdom
Lazard & Co., Limited	United Kingdom
Lazard & Co., Services Limited	United Kingdom
Compagnie Financière Lazard Frères SAS	France
Lazard Frères Gestion SAS	France
Lazard Frères Banque SA	France
Maison Lazard SAS	France
LLtd 2 Sàrl	Luxembourg